Exhibit 99.1
Carey Watermark Investors Acquires Long Beach Waterfront Hotels
May 06, 2011
Marks CWI’s initial lodging investment
New York — May 6, 2011 — Carey Watermark Investors Incorporated (CWI) announced today that it has closed on a joint venture investment of approximately $88 million with Ensemble Hotel Partners, LLC (Ensemble), the owner of two hotel properties located on the waterfront in Long Beach, CA. CWI’s investment is approximately $43.6 million. The properties—the Hotel Maya, a Doubletree by Hilton; and the Residence Inn by Marriott—are the only waterfront hotels in the Long Beach market. The Hotel Maya is an upscale, full-service urban resort. Located on 12 waterfront acres, the hotel includes 194 guestrooms, 20,000 square feet of interior/exterior meeting space and a 60-slip marina. The Residence Inn, located on a three acre waterfront site adjacent to the Hotel Maya, is a 178 unit all-suite extended stay hotel.
Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “As CWI’s first transaction, this is an excellent example of how we can effectively enter into joint ventures to leverage our hospitality industry and asset management expertise. These two high quality and uniquely located properties offer value creation opportunities through a stabilized financial structure and a targeted capital investment program. We look forward to working with Ensemble to achieve our mutual investment goals and to increase the contribution the properties can make to the Long Beach economy by attracting additional travelers, business functions and other types of events to the city.”
Trevor Bond, Chairman of the Board of CWI and President and Chief Executive Officer of W. P. Carey & Co. LLC, noted, “CWI’s investment process is based on identifying properties that can benefit from our ability to provide capital as well as underwriting the proposed investment based on market fundamentals, property attributes, financial considerations and real estate considerations. Each transaction is then vetted in the context of a property-specific business plan formulated to achieve our broader investment objectives. Consistent with this process, the joint venture with Ensemble aligns our goals of long-term growth in value and generation of attractive, risk adjusted returns for our investors with those of a highly regarded development and management company active in the local community.”
Ed Proenza, Senior Vice President of Ensemble Hotel Partners, LLC, based in Long Beach, California, noted, “We are very excited to be partners with CWI on its initial investment and look forward to working together to maximize the potential of these waterfront hotels.”
Carey Watermark Investors
Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that was formed to make investments primarily in the lodging and lodging-related sectors. Affiliates of W. P. Carey & Co. LLC (NYSE: WPC) and Watermark Capital Partners, LLC advise the REIT and manage its overall portfolio. www.careywatermark.com
Ensemble Real Estate
Ensemble Hotel Partners, LLC is engaged in development and management of unique hotel properties with an eye toward value creation. Ensemble Hotel partners, LLC is part of a group of companies (Ensemble Real Estate) that own, manage and lease in excess of 5.5 million square feet of commercial properties in Arizona, California, Nevada, Pennsylvania and Washington.
Forward-Looking Statements
Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor provisions created thereby. All forward-looking statements are qualified in their entirety by this cautionary statement and Carey Watermark Investors Incorporated and its related and affiliated companies assume no, and hereby disclaim any, obligation to update the forward-looking statements contained herein. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.